EXHIBIT 99.1

         W-H Energy Services Announces Third Quarter Earnings

    HOUSTON--(BUSINESS WIRE)--Nov. 28, 2004--W-H Energy Services, Inc. (NYSE:WHQ) announced third quarter income from continuing operations of $5.1 million or $0.18 per share compared with $4.9 million or $0.18 per share reported in the preceding quarter after exclusion of the $1.9 million after tax write-off of non-cash financing costs associated with the new credit facility entered into on June 30, 2004. For the same period in the prior year, the Company reported income from continuing operations of $4.5 million or $0.16 per share.
    The Company estimates that the reduction in activity which resulted from the recent hurricanes in the Gulf of Mexico reduced third quarter earnings per share by approximately $0.03. Furthermore, the Company's completion and workover segment continues to be adversely impacted by production platforms and other offshore installations which remain out of service. Despite this, the Company projects that earnings per share from continuing operations will increase to $0.20 to $0.24 for the quarter ending December 31, 2004, due primarily to an expected increase in activity in the Company's drilling segment.
    Revenues for the third quarter of $115.5 million and operating income of $10.0 million were 20 percent and 5 percent higher than the third quarter of 2003, respectively. On a sequential basis, revenues increased by 6 percent while operating income decreased 2 percent.
    Domestic revenues increased 37 percent as compared to the third quarter of last year and were 8 percent higher than the preceding quarter. International revenues decreased 52 percent as compared to the third quarter of last year and were 10 percent lower than the previous quarter.
    The Company's operating income as a percentage of revenues for the third quarter was 9 percent compared to 10 percent reported for the third quarter last year and 9 percent in the previous quarter.

    QUARTERLY SEGMENT RESULTS
    Drilling
    Revenues in the drilling segment were $73.9 million in the third quarter, 12 percent higher than the comparable period in the prior year and 9 percent higher than the preceding quarter. Operating income of $4.8 million was 32 percent lower than the comparable period in the prior year and 21 percent higher than the preceding quarter.

    Completion and workover
    Revenues in the completion and workover segment were $41.6 million in the third quarter, 36 percent higher than the comparable period in the prior year and 2 percent higher than the preceding quarter.
Operating income of $7.8 million was 58 percent higher than the comparable period in the prior year and 11 percent lower than the preceding quarter.


                       W-H ENERGY SERVICES, INC.
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)

                         Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                          2004      2003 (1)      2004      2003 (1)
                       ----------- ----------- ----------- -----------

Revenues                 $115,453     $96,404    $331,431    $272,588

Costs and Expenses:
  Cost of revenues         67,544      56,326     193,991     153,941
  Selling, general and
   administrative          22,288      18,732      64,159      51,959
  Research and
   development              3,871       2,828      10,214       8,396
  Depreciation and
   amortization            11,785       9,064      33,554      26,196
                       ----------- ----------- ----------- -----------
      Total costs
       and expenses       105,488      86,950     301,918     240,492

      Operating income      9,965       9,454      29,513      32,096

Other (income) expenses:
  Interest expense,
   net (2)                  1,619       2,023       9,188       5,784
  Other (income)
   expense, net                21          18         (67)         35
                       ----------- ----------- ----------- -----------
      Income before
       income taxes         8,325       7,413      20,392      26,277

Provision for income
 taxes                      3,205       2,883       7,851      10,234
                       ----------- ----------- ----------- -----------
      Income from
       continuing
       operations           5,120       4,530      12,541      16,043

Income (loss) from
 discontinued
 operations, net of tax       135         149        (724)        264
                       ----------- ----------- ----------- -----------
      Net income           $5,255      $4,679     $11,817     $16,307
                       =========== =========== =========== ===========

Earnings (loss) per
 common share:
  Basic:
    From continuing
     operations             $0.19       $0.17       $0.46       $0.59
    From
     discontinued
     operations                 -           -       (0.03)       0.01
                       ----------- ----------- ----------- -----------
      Total                 $0.19       $0.17       $0.43       $0.60
  Diluted:
    From continuing
     operations             $0.18       $0.16       $0.45       $0.57
    From
     discontinued
     operations              0.01        0.01       (0.03)       0.01
                       ----------- ----------- ----------- -----------
      Total                 $0.19       $0.17       $0.42       $0.58

Weighted average shares
 outstanding:
  Basic                27,561,912  27,231,746  27,474,113  27,138,373
  Diluted              28,321,330  28,025,390  28,146,237  27,909,487

(1) Prior period statements of operations have been reclassified to reflect the impact of discontinued operations.

(2) Interest expense for the nine months ended September 30, 2004 includes a write-off of approximately $3.1 million ($1.9 million after tax) of non-cash financing costs associated with the Company's previous credit facility.


                       W-H ENERGY SERVICES, INC.
            UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                              September 30, 2004  December 31, 2003(1)
                             -------------------- --------------------

Assets:
  Cash and cash equivalents              $13,174              $11,878
  Accounts receivable, net                93,425               80,888
  Inventory                               45,803               37,384
  Other current assets                    11,710               12,530
  Assets held for sale                     4,979               30,652
                             -------------------- --------------------
      Total current assets               169,091              173,332

  Property and equipment, net            225,245              201,176
  Other assets                           124,987              126,817
                             -------------------- --------------------
      Total assets                      $519,323             $501,325
                             ==================== ====================


Liabilities and
 Shareholders' Equity:
  Accounts payable and
   accrued liabilities                    57,359               42,508
  Notes payable                            1,474                    -
  Current maturities of
   long-term debt                              -               10,763
  Liabilities associated
   with held for sale assets               1,510                5,511
                             -------------------- --------------------
      Total current
       liabilities                        60,343               58,782

  Long-term debt, net of
   current maturities (2)                169,000              166,962
  Other liabilities                       28,404               28,121
                             -------------------- --------------------
      Total liabilities                  257,747              253,865

  Shareholders' equity                   261,576              247,460
                             -------------------- --------------------
      Total liabilities
       and shareholders'
       equity                           $519,323             $501,325
                             ==================== ====================

(1) The prior period balance sheet has been reclassified to reflect the impact of assets and liabilities held for sale.

(2) As of September 30, 2004, there was approximately $63.8 million available under the Company's revolving credit facility.


                       W-H ENERGY SERVICES, INC.
            UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------ -------------------
                                 2004    2003 (1)   2004     2003 (1)
                               --------- -------- --------- ---------
SEGMENTED INFORMATION:
 Revenue:
   Drilling                     $73,865  $65,803  $214,758  $177,026
   Completion and workover       41,588   30,601   116,673    95,562
                               --------- -------- --------- ---------
          Total revenue        $115,453  $96,404  $331,431  $272,588
                               ========= ======== ========= =========

 Depreciation and amortization:
   Drilling                      $7,559   $5,898   $21,665   $16,938
   Completion and workover        4,153    3,054    11,685     9,010
   Corporate                         73      112       204       248
                               --------- -------- --------- ---------
          Total depreciation
           and amortization     $11,785   $9,064   $33,554   $26,196
                               ========= ======== ========= =========

 Operating income:
   Drilling                      $4,816   $7,093   $14,787   $19,248
   Completion and workover        7,818    4,934    22,452    19,858
   Corporate                     (2,669)  (2,573)   (7,726)   (7,010)
                               --------- -------- --------- ---------
           Total operating
            income                $9,965   $9,454   $29,513   $32,096
                                ========= ======== ========= =========

(1) Prior period segmented and selected financial data has been reclassified to reflect the impact of discontinued operations.


                       W-H ENERGY SERVICES, INC.
           UNAUDITED RECONCILIATION OF NON-GAAP MEASURES (1)
               (in thousands, except per share amounts)

                       Three Months   Three Months     Nine Months
                          Ended      Ended Sept. 30,  Ended Sept. 30,
                                    ---------------- -----------------
                          June 30,
                            2004     2004   2003 (2)   2004   2003 (2)
                        ----------- ------- -------- -------- --------

Income from continuing
 operations                 $3,027  $5,120   $4,530  $12,541  $16,043

Write-off of non-cash
 financing costs             3,123       -        -    3,123        -
Less: Tax impact of
 write-off                  (1,202)      -        -   (1,202)       -
                           -------- ------- -------- -------- --------
  After tax write-off        1,921       -        -    1,921        -

                           -------- ------- -------- -------- --------
    Income from
     continuing
     operations
     excluding write-off    $4,948  $5,120   $4,530  $14,462  $16,043
                           ======== ======= ======== ======== ========

Per diluted common share
 information:
  Income from continuing
   operations                $0.11   $0.18    $0.16    $0.45    $0.57
  After-tax write-off         0.07       -        -     0.06        -
                           -------- ------- -------- -------- --------
    Income from
     continuing
     operations before
     write-off               $0.18   $0.18    $0.16    $0.51    $0.57
                           ======== ======= ======== ======== ========

(1) Management believes that the non-GAAP measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to the Company's new credit facility that was obtained in June 2004. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.

(2) Prior period financial information has been reclassified to reflect the impact of discontinued operations.

    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10- K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071